UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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Wayne Savings Bancshares, Inc.
(Name of Registrant as Specified in Its Charter)

Stilwell Value Partners VII, L.P. Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell STEPHEN S. BURCHETT MARK D. ALCOTT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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The Stilwell Group, together with the other participants named herein, has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its director nominee at the 2017 annual meeting of stockholders of Wayne Savings Bancshares, Inc.

On April 27, 2017, the Stilwell Group delivered the following letter to stockholders of Wayne Savings Bancshares, Inc.

The Stilwell Group

111 Broadway, 12th Floor

New York, NY 10006

(212) 269-1551

INFO@STILWELLGROUP.COM

April 27, 2017

Wayne Savings – Thoroughly Disappointing.

Dear Fellow Stockholder,

If you have already voted your green proxy in favor of our nominee, Stephen S. Burchett, we thank you for your support. The current directors of Wayne Savings have so little personal economic interest in the Company they oversee.1 In our view, this board is comprised of a group of dilettantes who treat the Bank as a plaything…or a game…or a social event.

We have yet to see any plan of action from the board to maximize value for the Company’s OWNERS. What are they planning to do – hire their FIFTH CEO in seven years?! In the board’s latest letter, they simply “oppose” a sale of the Company – but where is their evaluation and proposed course of action?

The Wayne Savings board has failed, year after year, to even reach average.2 It’s time for a change at the board level. It’s time for accountability.

As an outside nominee with a significant financial incentive to PROTECT and maximize stockholder value, Stephen S. Burchett will have a mandate to do right by ALL stockholders if elected. Please vote the GREEN proxy today FOR Stephen S. Burchett.

Sincerely,

Megan Parisi
917-881-8076
mparisi@stilwellgroup.com

1 See the Wayne Savings Bancshares, Inc. (“WAYN”) Proxy Statement filed with the SEC on March 24, 2017, pp. 3, 20. The current board members combined own 2.08% of WAYN. Based on the board’s $500,000 estimate of WAYN’s proxy contest expenses, this campaign will cost the board $10,406 and the stockholders $489,594.

2 Using data available from the FDIC website, www.fdic.gov, the average return on equity (“ROE”) for all insured savings institutions for years 2012 to 2016 was 9.83%, or 7.11% for institutions with a similar asset size to WAYN. WAYN’s average ROE for those years was 5.14%. The average return on assets (“ROA”) for all insured savings institutions for years 2012 to 2016 was 1.13%, or 0.89% for institutions with a similar asset size to WAYN. WAYN’s average ROA for those years was 0.50%. See WAYN’s Form 10-K filed with the SEC on March 16, 2017, p. 41; see also https://www5.fdic.gov/qbp/2012dec/sav3.html, https://www5.fdic.gov/qbp/2013dec/sav3.html, https://www5.fdic.gov/qbp/2014dec/sav3.html, https://www.fdic.gov/bank/analytical/qbp/2015dec/sav3.html, and https://www.fdic.gov/bank/analytical/qbp/2016dec/sav3.html

ROE (%)	2012	2013	2014	2015	2016	Average
All FDIC Savings Institutions	8.92	9.07	9.87	9.93	11.37	9.83%
Institutions $100M - $1B in assets	4.64	7.02	7.18	8.33	8.39	7.11%
Wayne Savings (WAYN)	4.28	5.24	6.60	4.11	5.46	5.14%

ROA (%)	2012	2013	2014	2015	2016	Average
All FDIC Savings Institutions	1.06	1.08	1.16	1.12	1.25	1.13%
Institutions $100M - $1B in assets	0.55	0.86	0.91	1.06	1.07	0.89%
Wayne Savings (WAYN)	0.43	0.51	0.64	0.39	0.51	0.50%